Exhibit 23.4

Global Ship Lease, Inc.

c/o Global Ship Lease Services Limited

25 Wilton Road

London SW1V 1LW

September 26, 2019

Ladies and Gentlemen:

Reference is made to the Form F-1 registration statement, including any amendments or supplements thereto, and the prospectus contained therein, filed pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended (the “Registration Statement”) of Global Ship Lease, Inc. (the “Company”), which incorporates by reference the Company’s Registration Statement on Form F-1 (File No. 333-233198), as amended, and the prospectus included therein (the “Original Registration Statement”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us as set forth in the Registration Statement under the section entitled “The International Container Shipping and Containership Leasing Industry”, which is incorporated by reference from the Original Registration Statement. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the information and data of the container shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the container shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the reference to our firm in the section of the Registration Statement entitled “Experts.”

Yours faithfully,

Maritime Strategies International Ltd.

/s/ JS Nicoll
JS Nicoll
Director